Execution Version

Wells Fargo Bank, N.A. 1000 Louisiana, Suite 900, Houston, Texas 77002	JPMORGAN CHASE BANK, N.A. 712 Main St., Floor 5, Houston, Texas 77002	CITIBANK, N.A. 811 Main Street, Suite 4000, Houston, Texas 77007	ROYAL BANK OF CANADA 200 Vesey Street, New York, New York 10281

CAPITAL ONE, NATIONAL ASSOCIATION 1000 Louisiana, Suite 2950, Houston, Texas 77002	CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH 425 Lexington Avenue, 3rd Floor, New York, New York 10017	CITIZENS BANK, N.A. 28 State Street, 24th Floor, Boston, Massachusetts	BBVA USA 2200 Post Oak Blvd., 17th Floor, Houston, Texas 77056

ING CAPITAL LLC 1111 Bagby Street, Suite 2650, Houston, TX 77002	TRUIST BANK, FORMERLY BRANCH BANKING & TRUST 7080 Samuel Morse Dr., Suite 200, Columbia, Maryland 21406	MIZUHO BANK, LTD. 1271 Avenue of the Americas, New York, New York 10020	FIFTH THIRD BANK, NATIONAL ASSOCIATION 515 North Flagler Drive, Suite 703, West Palm Beach, Florida 33401

REGIONS BANK 3700 Glenwood Avenue, Suite 100, Raleigh, North Carolina 27612	BOKF, NATIONAL ASSOCIATION DBA BANK OF TEXAS 1401 Mckinney, Suite 1000, Houston, TX 77010	CREDIT SUISSE AG, CAYMAN ISLANDS Eleven Madison Avenue, New York, New York 10010	GOLDMAN SACHS BANK USA 200 West Street, New York, NY 10282

COMERICA BANK 1717 Main Street, 4th Floor, Dallas, Texas 75201	ZIONS BANCORPORATION, N.A. DBA AMEGY BANK 1717 West Loop South, 23rd Floor, Houston, Texas 77027	IBERIABANK, A DIVISION OF FIRST HORIZON BANK 11 Greenway Plaza, Suite 2700, Houston, Texas 77046

CONFIDENTIAL
September 29, 2020

Oasis Petroleum North America LLC
1001 Fannin, Suite 1500,
Houston, Texas 77002
Attention: Michael Lou

Senior Secured Superpriority Debtor-In-Possession Revolving Credit Facility
Commitment Letter

Ladies and Gentlemen:
Oasis Petroleum North America LLC, a Delaware limited liability company (the “Borrower” or “you”), has advised Wells Fargo Bank, N.A. (“Wells Fargo Bank”, and together with Wells Fargo Securities, LLC (“Wells Fargo Securities”), “Wells Fargo”) and each of the financial institutions listed on Exhibit B hereto (such financial institutions, collectively with Wells Fargo Bank, the “Initial DIP Lenders”, “we”, “our” or “us”) that the Borrower and certain of its parent entities and subsidiaries (collectively with the Borrower, the “Credit Parties”) intend to, on or after the date hereof, file voluntary petitions commencing cases under title 11 of the United States Code (the “Chapter 11 Cases”, and such code, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) in order to implement the Transactions (as defined below). In connection therewith, you have requested that the Initial DIP Lenders provide financing for a Senior Secured Superpriority Debtor-In-Possession Credit Agreement (as amended from time to time, the “DIP Credit Agreement”, and such agreement, together with all other related agreements and documents creating, evidencing or securing indebtedness or obligations of any of the Credit Parties to the Administrative Agent or granting or perfecting liens or security interests by any of the Credit Parties in favor of and for the benefit of the Administrative Agent, for itself and for and on behalf of the Lenders, on account of the DIP Facility, the “DIP Facility Documentation”), among the Borrower, the other Credit Parties party thereto and each of the lenders thereto (including each of the Initial DIP Lenders), in an aggregate amount equal to (i) $150,000,000 of revolving new money funding (the “New Money Facility”) and (ii) up to $300,000,000 of Pre-Petition Secured Indebtedness refinanced by such financing (the “Refinancing Facility” and, collectively with the New Money Facility, the “DIP Facility”), the indicative terms and conditions of which are set forth on the DIP Term Sheet attached hereto as Exhibit A (the “DIP Term Sheet”).
As used herein, the term “Transactions” means, collectively, (a) the restructuring contemplated under the Chapter 11 Cases, (b) the initial borrowings and other extensions of credit under the DIP Facility, (c) the Refinancing of certain Pre-Petition Secured Indebtedness as described in the DIP Term Sheet and (d) the payment of fees, costs and expenses in connection with each of the foregoing. This letter, including the DIP Term Sheet and any other annexes, exhibits or other attachments hereto, are hereinafter collectively referred to as the “DIP Commitment Letter”.
Capitalized terms used but not defined herein are used with the meanings assigned to them in the DIP Term Sheet.
1.Commitments and Undertakings
In connection with the Transactions, subject to the conditions set forth in this DIP Commitment Letter, each of the Initial DIP Lenders is pleased to advise you of its several (and not joint) commitment to provide the percentage of the New Money Facility as set forth for such Initial DIP Lender on Exhibit B attached, which in the aggregate for all Initial DIP Lenders, equals 100% of the $150,000,000 of new money commitments under the New Money Facility.
2.Titles and Roles
It is agreed that (a) Wells Fargo Securities will act as a lead arranger and bookrunner for the DIP Facility (acting in such capacities, the “Lead Arranger”) and (b) Wells Fargo Bank will act as administrative agent and collateral agent for the DIP Facility. You further agree that the Lead Arranger shall not have any other responsibilities except as otherwise mutually agreed. You agree that (i) no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed and (ii) no other titles will be awarded unless you and Wells Fargo shall so reasonably agree. You further agree that no compensation (other than that expressly contemplated by this DIP Commitment Letter and the Fee Letters referred to below) will be paid in connection with the DIP Facility unless you and Wells Fargo shall so reasonably agree (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the DIP Facility than Wells Fargo).
3.Syndication and Information
We reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial DIP Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial DIP Lenders, the “Lenders”) identified by us in consultation with you and reasonably acceptable to us and you (such acceptance not to be unreasonably withheld or delayed) (it being understood and agreed that nothing in this Section 3 shall prevent or limit assignments or participations of the DIP Facility after the Closing Date in accordance with, and as permitted by, the provisions of the DIP Credit Agreement); provided that, for the avoidance of doubt, notwithstanding our right to syndicate the DIP Facility and receive commitments with respect thereto, (a) we shall not be relieved, released or novated from our obligations hereunder in connection with any syndication, assignment or participation of the DIP Facility, including our commitments in respect thereof, and (b) unless you otherwise agree in writing, each Initial DIP Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the DIP Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the Closing Date (and any initial funding on such date) has occurred.
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You hereby represent and warrant that  all written information (including all financial information, reserve information and reports, information to conduct diligence and Projections (as defined below), that Wells Fargo may reasonably request in connection with the arrangement of the DIP Facility (the “Information Materials”)), other than (i) the financial projections and other forward-looking information (collectively, the “Projections”) and (ii) information of a general economic or general industry nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole (after giving effect to all supplements and updates provided thereto prior to the Closing Date), does not or will not, when furnished to us, supplemented or updated, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading, taken as a whole, in light of the circumstances under which such statements are made (after giving effect to all supplements and updates provided thereto prior to the Closing Date) and  the Projections that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Initial DIP Lenders that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect if such Information or Projections were furnished at such time and such representations were remade, in any material respect, then you will promptly supplement the Information and the Projections so that such representations when remade would be correct, in all material respects, under those circumstances. You understand that in arranging the DIP Facility we may use and rely on the Information and Projections without independent verification thereof.
You will assist us in preparing Information Materials, including but not limited to a confidential information memorandum or lender slides, for distribution to the Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by the Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Borrower’s or its affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (a) a letter in which you authorize distribution of the Information Materials to a Lender’s employees willing to receive MNPI (“Private-Siders”) and (b) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that either (i) no MNPI is contained therein or (ii) neither the Borrower nor any of its controlling or controlled entities has any debt or equity securities issued pursuant to a public offering or Rule 144A private placement and agree that if the Borrower or any of its controlling or controlled entities becomes the issuer of any debt or equity securities issued pursuant to a public offering or Rule 144A private placement thereafter, you will publicly disclose any information contained in the Information Materials delivered to Public-Siders that constitutes MNPI at such time.
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You hereby authorize Wells Fargo to download copies of the Credit Parties’ trademark logos from its website and post copies thereof and any Information Materials to a deal site on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by Wells Fargo to be its electronic transmission system (an “Electronic Platform”) established by Wells Fargo to perform services in its capacity as the administrative agent of the DIP Facility and to use the Credit Parties’ trademark logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the administration of the DIP Facility, with your consent (which consent not to be unreasonably withheld, conditioned or delayed), in any advertisements that we may place after the closing of the DIP Facility in financial and other newspapers, journals, the World Wide Web, our home page or otherwise, at our own expense describing our services to the Credit Parties hereunder. You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the DIP Facility.
4.Fees
As consideration for the commitments and agreements of the Lead Arranger and Initial DIP Lenders hereunder, you agree to pay or cause to be paid the fees described in those certain fee letters, dated as of the date hereof and delivered herewith (such letter agreements, the “Fee Letters”) on the terms and subject to the conditions set forth therein.
5.Conditions
Each Initial DIP Lender’s commitments and agreements hereunder are subject to usual and customary conditions for a facility of this type, including without limitation (a) the conditions set forth in the DIP Term Sheet under Section 1 under the heading “General Conditions Precedent”, (b) the execution and delivery of the restructuring support agreement among the Credit Parties, the Initial DIP Lenders and certain other holders of indebtedness of the Credit Parties in form and substance satisfactory to Wells Fargo in its sole discretion (such agreement, the “Restructuring Support Agreement”) and (c) the occurrence of the Refinancing of certain Pre-Petition Secured Indebtedness owed to the Initial DIP Lenders as described in the DIP Term Sheet.
6.Indemnification and Expenses
You agree to indemnify and hold harmless the Initial DIP Lenders, the Lead Arranger and any other arrangers or agents in respect of the DIP Facility appointed pursuant to this DIP Commitment Letter, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any indemnified person) incurred by, or asserted against, any indemnified person arising out of, in connection with, or as a result of the execution or delivery of this DIP Commitment Letter, the Fee Letters and the DIP Facility Documentation, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions contemplated hereby, the use of the proceeds of the DIP Facility, or the
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Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon written demand for any reasonable and documented out-of-pocket expenses, including, without limitation, the reasonable and documented fees, charges and disbursements of counsel and other outside consultants, the reasonable due diligence expenses, financial advisor’s fees, consultant’s fees, travel expenses, photocopy, mailing, courier, telephone and other similar expenses in connection with the syndication of the DIP Facility provided for herein and the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof) of this DIP Commitment Letter and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), limited, in the case of counsel, to the reasonable and documented out-of-pocket fees, disbursements and other charges of a single outside counsel to all indemnified persons, taken as a whole, including (if necessary) one local counsel in each relevant jurisdiction and solely in the event of any potential conflict of interest, one additional counsel (and if necessary, one local counsel in each relevant jurisdiction) to each group of similarly affected indemnified persons; provided that the foregoing indemnity will not, as to any indemnified person, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgement to have resulted from the gross negligence or willful misconduct of such indemnified person; or (ii) arise from any dispute solely among indemnified persons (other than a Proceeding against any indemnified person in its capacity or in fulfilling its role as the Lead Arranger, administrative agent, collateral agent, bookrunner, lender, letter of credit issuer or any other similar role in connection with this DIP Commitment Letter, the Fee Letters, the DIP Facility or the use of the proceeds thereof) not arising out of any act or omission on the part of you or your affiliates. No indemnified person shall be liable for any damages arising from the use by others of the Information or other materials obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet, or for any special, indirect, consequential or punitive damages in connection with the DIP Facility, or in connection with its activities related to the DIP Facility, and you agree, to the extent permitted by applicable law, not to assert any claims against any indemnified person with respect to the foregoing. None of the indemnified persons or you or any of your or their respective affiliates and their respective directors, officers, employees, advisors, agents and other representatives shall be liable for any indirect, special, punitive or consequential damages in connection with this DIP Commitment Letter, the Fee Letters, the DIP Facility, or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 6.
You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (x) includes a full and unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified
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person from all liability on claims that are the subject matter of such Proceedings, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy and (z) requires no action on the part of the indemnified person other than its consent. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to Wells Fargo, any other Initial DIP Lender, the Lead Arranger and the other indemnified persons.
7.Sharing of Information, Affiliate Activities, Absence of Fiduciary Relationship
Wells Fargo, the other Initial DIP Lenders and the Lead Arranger may employ the services of their respective affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the Transactions contemplated by this DIP Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of Wells Fargo, the other Initial DIP Lenders and the Lead Arranger hereunder. Wells Fargo, each other Initial DIP Lender and the Lead Arranger shall be responsible for its respective affiliates’ failure to comply with such obligations under this DIP Commitment Letter.
You acknowledge that any of the Initial DIP Lenders or their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Each Initial DIP Lender agrees severally (and not jointly) that it will not use confidential information obtained from you by virtue of the transactions contemplated by this DIP Commitment Letter or its other relationships with you in connection with the performance by it of services for other companies, and it will not furnish any such information to other companies. You also acknowledge that the Initial DIP Lenders have no obligation to use in connection with the transactions contemplated by this DIP Commitment Letter, or to furnish to you, confidential information obtained from other companies.
You further acknowledge that each Initial DIP Lender is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, an Initial DIP Lender and/or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by an Initial DIP Lender, its affiliates or any of its respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
You agree that the Initial DIP Lenders and the Lead Arranger will act under this DIP Commitment Letter as independent contractors and that nothing in this DIP Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Initial DIP Lender or the Lead Arranger and you, your respective
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equity holders or your and their respective affiliates. You acknowledge and agree that (a) the transactions contemplated by this DIP Commitment Letter are arm’s-length commercial transactions between each Initial DIP Lender or the Lead Arranger and, if applicable, its affiliates, on the one hand, and you, on the other, (b) in connection therewith and with the process leading to such transaction each Initial DIP Lender and the Lead Arranger and, if applicable, its respective affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (c) each Initial DIP Lender and the Lead Arranger, if applicable, and each of their respective affiliates, has not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether such Initial DIP Lender or the Lead Arranger or any of its respective affiliates has advised or is currently advising you or your affiliates on other matters) except the obligations expressly set forth in this DIP Commitment Letter. You further acknowledge and agree that (x) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (y) you are capable of evaluating and you understand and accept the terms, risks and conditions of the transactions contemplated hereby, and neither Wells Fargo, nor any other Initial DIP Lender or the Lead Arranger shall have any responsibility or liability to you with respect thereto, and (z) no Initial DIP Lender or the Lead Arranger is advising the Credit Parties as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by Wells Fargo or any other Initial DIP Lender or the Lead Arranger of the Credit Parties, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of Wells Fargo or such other Initial DIP Lender or the Lead Arranger, respectively, and shall not be on behalf of the Credit Parties. You agree that you will not assert any claim against Wells Fargo or any other Initial DIP Lender or the Lead Arranger based on an alleged breach of fiduciary duty by Wells Fargo or such other Initial DIP Lender or the Lead Arranger in connection with this DIP Commitment Letter and the transactions contemplated hereby.
8.Confidentiality
This DIP Commitment Letter is delivered to you on the understanding that neither this DIP Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person, except  to you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis,  as may be required by or in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental or regulatory authority (in which case you agree, to the extent permitted by law, to inform us promptly thereof), if the Lead Arranger consents in writing to such proposed disclosure,  in connection with the enforcement of your rights hereunder or under the Fee Letters,  this DIP Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses
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to the extent customary in marketing materials and other required filings) may be disclosed  in connection with the syndication or arrangement of the DIP Facility or in connection with, and as may be required for, any public filing and to the parties to Restructuring Support Agreement and to any party required by the Bankruptcy Court. Notwithstanding anything to the contrary in the foregoing, you shall be permitted to file the Fee Letters with the Bankruptcy Court under seal in form and substance reasonably satisfactory to Wells Fargo or in a redacted manner in form and substance reasonably satisfactory to Wells Fargo and provide an unredacted copy of the Fee Letters to (i) the Bankruptcy Court, (ii) the Office of the United States Trustee for the Southern District of Texas and (iii) any other party or advisor as required by the Bankruptcy Court; provided, that the disclosure of this DIP Commitment Letter and the Fee Letters to such advisors is on a confidential, “professionals only” basis.
Each Initial DIP Lender severally (and not jointly) shall use all nonpublic information received by it in connection with the DIP Facility and the related transactions solely for the purposes of providing the services that are the subject of this DIP Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Initial DIP Lender from disclosing any such information to any Lenders or participants or prospective Lenders or participants,  in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Initial DIP Lender shall promptly notify you, in advance, to the extent permitted by law), upon the request or demand of any regulatory authority (including any self-regulatory authority) or other governmental authority purporting to have jurisdiction over Wells Fargo, an Initial DIP Lender or the Lead Arranger, or any of its respective affiliates (in which case such person agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to disclosure),  to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Initial DIP Lender (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential,  to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Initial DIP Lender shall be responsible for its respective affiliates’ compliance with this paragraph) solely in connection with the Transactions,  to the extent any such information becomes publicly available other than by reason of disclosure by such Initial DIP Lender, its affiliates or Representatives in breach of this DIP Commitment Letter or any applicable confidentiality obligation to you,  for purposes of establishing a “due diligence” defense,  in connection with the exercise of any remedies hereunder or under the Fee Letters or any suit, action or proceeding relating to this DIP Commitment Letter, the Fee Letters or the DIP Facility and  pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes; provided that the disclosure of any such information to any Initial DIP Lender or prospective Lender or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance in writing by such Initial DIP Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in
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accordance with the standard syndication processes of such Initial DIP Lender or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate on the earlier of (a) the Closing Date and (b) one year following the date of this DIP Commitment Letter.
9.Assignments
This Commitment Letter shall not be assignable by you without the prior written consent of each Initial DIP Lender (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein.
10.Acceptance/ Expiration of Commitments
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this DIP Commitment Letter and the Fee Letters by returning to us executed counterparts of this DIP Commitment Letter and the Fee Letters not later than 11:59 p.m., Houston, Texas time, on September 29, 2020 (the “Acceptance Deadline”). This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the Closing Date does not occur on or before the Expiration Date (as defined below), then this DIP Commitment Letter and the commitments hereunder (including, for the avoidance of doubt, the commitments with respect to the DIP Facility) shall automatically terminate unless the Initial DIP Lenders shall, in their discretion, agree to an extension (which consent may be provided by electronic mail communicated by Post-Petition Agent’s counsel to Credit Parties’ counsel).
For purposes of this Commitment Letter, “Expiration Date” means the earlier of (a) 11:59 p.m. (Houston, Texas time) on September 29, 2020 to the extent the Restructuring Support Agreement is not executed by such date, (b) the occurrence of the Petition Date prior to the execution of a Restructuring Support Agreement, (c) the termination of the Restructuring Support Agreement in accordance with its terms and (d) 11:59 p.m. (Houston, Texas time) on the fifth business day after the Petition Date to the extent the Interim Order is not entered by such time (as such date may be extended pursuant to the terms of the Restructuring Support Agreement).
11.Miscellaneous
Subject to the limitations set forth in Section 3 above, each Initial DIP Lender reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to such Initial DIP Lender in such manner as such Initial DIP Lender and its affiliates may agree in their sole discretion. This DIP Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Initial DIP Lender. This DIP Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when taken
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together, shall constitute one agreement. Any signature page to this DIP Commitment Letter may be delivered by facsimile, electronic transmission (e.g., “pdf” or “tif”) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this DIP Commitment Letter. Each party hereto represents and warrants to the other parties hereto that, to the extent such party has executed this DIP Commitment Letter through electronic means, it has the corporate capacity and authority to do so and there are no restrictions for doing so in such party’s constitutive documents. This DIP Commitment Letter, together with the Fee Letters and the Restructuring Support Agreement are (i) the only agreements that have been entered into among us and you with respect to the DIP Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the DIP Facility and set forth the entire understanding of the parties with respect thereto.
THIS DIP COMMITMENT LETTER AND THE FEE LETTERS AND ANY CLAIM OR CONTROVERSY ARISING HEREUNDER OR RELATED HERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF AND, TO THE EXTENT APPLICABLE, TITLE 11 OF THE UNITED STATES CODE. YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS DIP COMMITMENT LETTER OR THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Bankruptcy Court or any state or Federal court sitting in the Borough of Manhattan in the City of New York, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this DIP Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each of the Initial DIP Lenders hereby notifies you that (a) pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes names, addresses, tax identification numbers and other information that will
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allow such Lender to identify the Credit Parties in accordance with the PATRIOT Act and (b) to the extent the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it must obtain a certification regarding beneficial ownership in relation to the Borrower that satisfies the requirements of the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Initial DIP Lenders.
Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this DIP Commitment Letter.
The indemnification, fee, expense, jurisdiction, information and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation for the DIP Facility shall be executed and delivered and notwithstanding the termination of this DIP Commitment Letter or the commitments hereunder; provided that your obligations under this DIP Commitment Letter (other than your obligations with respect to confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the DIP Facility Documentation upon the occurrence of the effectiveness thereof.
[Signature Pages Follow]
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    If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this DIP Commitment Letter and returning it to the Lead Arranger, together with executed counterparts of the Fee Letters, by no later than the Acceptance Deadline.

Sincerely,
WELLS FARGO SECURITIES, LLC,
as Lead Arranger

By: /s/Rob McLean
Name: Rob McLean
Title: Director

[Signature Page to DIP Commitment Letter – Oasis Petroleum North America LLC]

LENDERS:
WELLS FARGO BANK, N.A.,
as an Initial DIP Lender

By: /s/Courtney Kubesch
Name: Courtney Kubesch
Title: Director

CITIBANK, N.A.,
as an Initial Lender

By: /s/Cliff Vaz
Name: Cliff Vaz
Title: Vice President

[Signature Page to DIP Commitment Letter – Oasis Petroleum North America LLC]

JPMORGAN CHASE BANK, N.A.,
as an Initial Lender

By: /s/Anson Williams
Name: Anson Williams
Title: Authorized Signatory

[Signature Page to DIP Commitment Letter – Oasis Petroleum North America LLC]

ROYAL BANK OF CANADA,
as an Initial Lender

By: /s/Leslie P. Vowell
Name: Leslie P. Vowell
Title: Authorized Signatory

[Signature Page to DIP Commitment Letter – Oasis Petroleum North America LLC]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as an Initial Lender

By: /s/ Trudy W. Nelson
Name: Trudy W. Nelson
Title: Authorized Signatory

By: /s/ Scott W. Danvers
Name: Scott W. Danvers
Title: Authorized Signatory

[Signature Page to DIP Commitment Letter – Oasis Petroleum North America LLC]

CAPITAL ONE, NATIONAL ASSOCIATION,
as an Initial Lender

By: /s/ Matthew Brice
Name: Matthew Brice
Title: Director

[Signature Page to DIP Commitment Letter – Oasis Petroleum North America LLC]

BBVA USA,
as an Initial Lender

By: /s/ Mark H. Wolf
Name: Mark H. Wolf
Title: Senior Vice President

[Signature Page to DIP Commitment Letter – Oasis Petroleum North America LLC]

CITIZENS BANK, N.A.,
as an Initial Lender

By: /s/ Michael Flynn
Name: Michael Flynn
Title: Senior Vice President

[Signature Page to DIP Commitment Letter – Oasis Petroleum North America LLC]

ING CAPITAL LLC,
as an Initial Lender

By: /s/ Juli Bieser
Name: Juli Bieser
Title: Managing Director

By: /s/ Lauren Gutterman
Name: Lauren Gutterman
Title: Vice President

[Signature Page to DIP Commitment Letter – Oasis Petroleum North America LLC]

BOKF, NA dba BANK OF TEXAS,
as an Initial Lender

By: /s/ Mari Salazar
Name: Mari Salazar
Title: SVP

[Signature Page to DIP Commitment Letter – Oasis Petroleum North America LLC]

TRUIST BANK, FORMERLY BRANCH BANK & TRUST,
as an Initial Lender

By: /s/ Jade K. Silver
Name: Jade K. Silver
Title: Senior Vice President

[Signature Page to DIP Commitment Letter – Oasis Petroleum North America LLC]

COMERICA BANK,
as an Initial Lender

By: /s/ Garrett Merrell
Name: Garrett Merrell
Title: Vice President

[Signature Page to DIP Commitment Letter – Oasis Petroleum North America LLC]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as an Initial Lender

By: /s/ Megan Kane
Name: Megan Kane
Title: Authorized Signatory

By: /s/ Didier Siffer
Name: Didier Siffer
Title: Authorized Signatory

[Signature Page to DIP Commitment Letter – Oasis Petroleum North America LLC]

GOLDMAN SACHS BANK USA,
as an Initial Lender

By: /s/ Jacob Elder
Name: Jacob Elder
Title: Authorized Signatory

[Signature Page to DIP Commitment Letter – Oasis Petroleum North America LLC]

IBERIABANK, A DIVISION OF FIRST HORIZON BANK,
as an Initial Lender

By: /s/ W. Bryan Chapman
Name: W. Bryan Chapman
Title: Market President-Energy Lending

[Signature Page to DIP Commitment Letter – Oasis Petroleum North America LLC]

REGIONS BANK,
as an Initial Lender

By: /s/ J. Patrick Carrigan
Name: J. Patrick Carrigan
Title: Senior Vice President

[Signature Page to DIP Commitment Letter – Oasis Petroleum North America LLC]

ZIONS BANCORPORATION, N.A. dba AMEGY BANK,
as an Initial Lender

By: /s/ John Moffitt
Name: John Moffitt
Title: Senior Vice President

[Signature Page to DIP Commitment Letter – Oasis Petroleum North America LLC]

MIZUHO BANK, LTD.,
as an Initial Lender

By: /s/ John Davies
Name: John Davies
Title: Authorized Signatory

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as an Initial Lender

By: /s/Michael Miller
Name: Michael Miller
Title: Vice President

Agreed to and accepted as of the date first
above written:
OASIS PETROLEUM NORTH AMERICA LLC, a Delaware limited liability company
By: /s/ Michael H. Lou
Name: Michael H. Lou
Title: Executive Vice President and Chief Financial Officer

Exhibit A
DIP Term Sheet
[See attached.]

Exhibit A to DIP Commitment Letter – Oasis Petroleum North America LLC

                                    Execution Version
CONFIDENTIAL
Oasis Petroleum North America LLC
Senior Secured Superpriority Debtor-in-Possession Revolving Credit Agreement
Indicative Summary of Terms and Conditions

Borrower:	Oasis Petroleum North America LLC, a Delaware limited liability company (the “Borrower”).
Guarantors:
Oasis Petroleum Inc. (“Parent”), Oasis Midstream Services LLC, Oasis Petroleum LLC (“OP LLC”), Oasis Petroleum Marketing LLC, Oasis Petroleum Permian LLC, Oasis Well Services LLC, OMP GP LLC and OMS Holdings LLC, each organized under the laws of the State of Delaware (collectively, the “Guarantors”).

Debtors:	The Borrower and the Guarantors are collectively referred to herein as the “Debtors”.
DevCos:	Beartooth DevCo LLC and Bobcat DevCo LLC (the “DevCos”).
Post-Petition Lenders:
Wells Fargo Bank, N.A. and the other Pre-Petition Lenders (as defined below) under the Pre-Petition Credit Agreement (as defined below) participating in the DIP Facility (as defined below) in the percentages as set forth in the DIP Facility (collectively, the “Post-Petition Lenders”).

Post-Petition Agent:	Wells Fargo Bank, N.A. (in such capacity, the “Post-Petition Agent”).
Venue:
Debtors will file a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”, and the date the Debtors’ bankruptcy cases are commenced, the “Petition Date”).

Documentation Principles:
The definitive documentation for the DIP Facility, including all other related agreements and documents creating, evidencing or securing indebtedness or obligations of any of the Debtors to the Post-Petition Agent or granting or perfecting liens or security interests by any of the Debtors in favor of and for the benefit of the Post-Petition Agent, for itself and for and on behalf of the Post-Petition Lenders, on account of the DIP Facility shall contain the terms set forth herein and shall otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date (as defined below). The documentation will be based on the applicable “Loan Documents” under and as defined in that certain Third Amended and Restated Credit Agreement dated October 16, 2018, among the Parent; OP LLC; the Borrower; each of the lenders from time to time party thereto (the “Pre-Petition Lenders”); and Wells Fargo Bank, N.A., as administrative agent on behalf of itself and the other Pre-Petition Lenders (the “Pre-Petition Agent”) (as in effect immediately prior to the commencement of bankruptcy case of the Borrower, the “Pre-Petition Credit Agreement”), with changes consistent with this DIP Facility Term Sheet and otherwise to reflect customary lender form updates (the “Documentation Principles”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Pre-Petition Credit Agreement.

DIP Facility:
A priming secured and superpriority debtor-in-possession revolving credit facility of $450 million (the “DIP Commitments”) consisting of (a) an $150 million new money revolving facility (the “New Money Facility”), which shall include an amount of $100 million in the form of a letter of credit facility and (b) up to $300 million of Pre-Petition Secured Indebtedness (as defined below) that will be deemed to be refinanced as post-petition secured indebtedness (the “Refinancing”) held by the Post-Petition Lenders, as more fully described and documented in the Financing Orders (as defined below) (the New Money Facility and the Refinancing, collectively, the “DIP Facility”), and the credit agreement entered into among the Post-Petition Agent, the Post-Petition Lenders and the Debtors, which in each case must be in form and substance acceptable to the Post-Petition Agent and the Post-Petition Lenders (the “Post-Petition Credit Agreement”). Until the entry of the Final Order (as defined below), (a) a maximum amount of new money funding of $120 million (the “Cap”) of cash which may be drawn by the Borrower, of which up to $80 million of the Cap may be drawn as letters of credit, will be available to the Debtors on an interim basis under the DIP Facility (and which shall include all letters of credit subject to the Pre-Petition LC Refinancing (as defined below)) and (b) up to $240 million of the Pre-Petition Secured Indebtedness will be Refinanced by the DIP Facility (the limitations described in the foregoing clauses (a) and (b), the “Interim Limits”). The actual amounts available to be borrowed under the DIP Facility will be subject to the Initial Budget or the DIP Budget, as applicable, (each term as defined below), subject to the Permitted Variances (as defined below).

Availability:	So long as the Total Outstandings (as defined below) do not exceed the lesser of (a) the DIP Loan Limit (as defined below) and (b) the amount then authorized by any Financing Order (including, without limitation, prior to the entry of the Final Order, the Interim Limits): (i) loans under the DIP Facility will be available to be made at any time prior to the Maturity Date (as defined below), (ii) letters of credit under the DIP Facility will be issued and renewed as described in the section entitled “Letters of Credit” below and (iii) amounts repaid under the DIP Facility may be reborrowed.

“Total Outstandings” means, at any time, the aggregate principal amount of the loans under the DIP Facility then outstanding plus the aggregate stated amount of all issued but undrawn Letters of Credit and, without duplication, all unreimbursed disbursements on any Letter of Credit as of such date.
“DIP Loan Limit” means the DIP Commitments less the amount of any Carve Out Reserves (as defined in Annex II hereto).

Letters of Credit:
A portion of the DIP Facility not in excess of $100 million shall be available for the issuance of letters of credit (“Letters of Credit”) by Wells Fargo Bank, N.A. (the “Post-Petition Issuing Bank”). Upon entry of the Interim Order (as defined below), all letters of credit issued under the Pre-Petition Credit Agreement (the “Refinanced L/Cs”) shall be Refinanced and deemed reissued under the Post-Petition Credit Agreement (the “Pre-Petition L/C Refinancing”).

Permitted Use of Proceeds:	All proceeds under the DIP Facility shall be used strictly in accordance with the Initial Budget or the DIP Budget, as applicable, subject to the Permitted Variance, as provided below. Unless otherwise agreed, no borrowing shall be made more frequently than once per week.
Term:
All commitments of the Post-Petition Lenders under the DIP Facility shall terminate at the earliest of the following events:  the date which is 6 months after the Petition Date (or, with the consent of the Majority Post-Petition Lenders, the date that is 9 months after the Petition Date; subject to not less than five (5) business days’ prior written notice by the Borrower of the extension request, the absence of any default or event of default under the Post-Petition Credit Agreement (an “Event of Default”), truth and accuracy in all material respects of representations and warranties (unless such representations and warranties are already qualified by materiality, material adverse effect or a similar qualification in which case such representations and warranties shall be true and correct in all respects), the effectiveness of the restructuring support agreement and payment of the Extension Fee (as defined below), it being understood that such extension shall be binding on all of the Post-Petition Lenders to the extent such extension is approved by the Majority Post-Petition Lenders and the other conditions for such condition are satisfied (such extension, the “Extension”));  the entry of an order pursuant to section 363 of the Bankruptcy Code approving the sale of substantially all of the Debtors’ assets;  the effective date of any plan of reorganization;  the entry of an order for the conversion of the Debtors’ bankruptcy cases to cases under Chapter 7 of the Bankruptcy Code;  the entry of an order for the dismissal of the Debtors’ bankruptcy cases; or  at the election of the Post-Petition Agent or the Majority Post-Petition Lenders, the date on which any Event of Default is continuing (the earliest of the events described above, the “Maturity Date”).

New Money Loan Interest Rate:	Choice of 1 month Adjusted LIBO Rate (1.0% floor) + 5.50% per annum or Alternate Base Rate (2.0% floor) + 4.50% per annum, payable monthly in cash, provided that no Interest Period may extend beyond the Maturity Date.
Refinancing and Rate Applied to Drawn and Unreimbursed Refinanced L/Cs:	Choice of 1 month Adjusted LIBO Rate (1.0% floor) + 4.25% per annum or Alternate Base Rate (2.0% floor) + 3.25% per annum.
Default Rate:	Alternate Base Rate (2.0% floor) + 4.75% per annum + an additional 2.00% per annum default rate, effective (a) automatically upon any payment Event of Default and (b) upon written notice to the Borrower of the election of the Majority Post-Petition Lenders for any other Event of Default that has occurred and is continuing, in each case, with accrual of the default rate occurring from and including the first date on which the applicable Event of Default occurred and ending on the date on which such Event of Default has been cured or waived.
Facility Fee:
2.00% of the New Money Commitments payable to the Post-Petition Lenders on the Closing Date (as defined below) ratably in accordance with their New Money Commitments as of such date. “New Money Commitments” shall be defined as (a) $150,000,000 minus (b) the face amount of the Refinanced L/Cs.

Unused Commitment Fee:	0.5% per annum on daily average unused amount of the New Money Commitments payable monthly in arrears and on the Maturity Date.
Letter of Credit Fees:
A per annum participation fee payable ratably to each Post-Petition Lender equal in the aggregate to (x) 5.50% with respect to Letters of Credit other than Refinanced L/Cs and (y) 4.25% with respect to Refinanced L/Cs. Borrower shall also pay to the issuing lender additional fronting and standard fees on the terms set forth in the Pre-Petition Credit Agreement.

Extension Fee:	50 bps on the amount of the New Money Commitments payable on the date of such Extension (the “Extension Fee”).
Arrangement Fee and Agency Fee:	As separately agreed between the Post-Petition Agent and the Borrower.
Pre-Petition Secured Indebtedness:	All indebtedness and other obligations under the Pre-Petition Credit Agreement and related loan and security documents (the “Pre-Petition Secured Indebtedness”).
Adequate Protection Payments and Liens:	As adequate protection of the interests of the Pre-Petition Lenders for the DIP Facility advances, use of cash collateral and other collateral to the extent of any diminution in value of such interests, the Pre-Petition Lenders will receive, subject to the Carve Out (as defined below) (a) replacement liens on all real and personal property, tangible or intangible, wherever located, including all bank accounts, deposits and cash and, subject to and effective upon entry of the Final Order (as defined below), all proceeds of any avoidance actions under chapter 5 of the Bankruptcy Code, whether now existing or hereafter acquired by the Debtors and the Debtors’ bankruptcy estates, and all proceeds, products, rents, revenues and profits of same, and in each case junior to the liens securing the DIP Facility, (b) adequate protection payments consisting of current cash payments on a monthly basis in an amount equal to the amount of post-petition interest and fees on the obligations, at the Pre-Petition Credit Agreement default rate, in respect of the Pre-Petition Secured Indebtedness, (c) adequate protection payments consisting of cash reimbursement of the reasonable and documented (in summary format) fees, costs and expenses (including reasonable professional fees) of the Pre-Petition Agent and (d) super-priority administrative expense claims under Section 507(b) of the Bankruptcy Code and junior to the DIP Facility.
Asset Sales:	The (i) net cash proceeds from certain sales of any of the Debtors’ assets outside the ordinary course of business and (ii) the proceeds of any extraordinary receipts, in excess of $5,000,000, individually or in the aggregate, on a combined basis for the foregoing clauses (i) and (ii) during the term of the DIP Facility shall be paid first to the Post-Petition Agent for application to the DIP Facility, and upon the DIP Facility being indefeasibly satisfied in full, then to the Pre-Petition Agent for application to the Pre-Petition Secured Indebtedness.
Collateral:
All indebtedness and obligations of the Debtors under the DIP Facility will be secured by security interests and liens granted pursuant to Section 364(c)(2) and (d)(1) of the Bankruptcy Code (the “Priority Lien”), with priority over all valid and perfected existing and future security interests, liens, claims and encumbrances, in and on all real and personal property of the Debtors, tangible or intangible, wherever located, including all bank accounts, deposits and cash and, subject to and effective upon entry of the Final Order, all proceeds of any avoidance actions under chapter 5 of the Bankruptcy Code (up to the amount of the commitments then in effect under the DIP Facility), whether now existing or hereafter acquired by the Debtors and the Debtors’ bankruptcy estates, and all proceeds, products, rents, revenues and profits of same (the “Collateral”), subject only to the Carve Out (as defined below), and certain liens to the extent they are valid, perfected, unavoidable and of senior priority to the liens and security interests of the Pre-Petition Lenders. In addition, to the extent of the outstanding obligations of the Debtors under the DIP Facility, the Post-Petition Lenders shall be granted superpriority claims over all other claims against the Debtors, subject only to the Carve Out. All of the liens described above shall be effective and perfected as of the Petition Date upon entry of, and pursuant to, the Interim Order. Administrative Agent shall have the discretion to require additional lien perfection filings and account control agreements after the Closing Date.

Hedge Contracts:	Any hedge contract under the Post-Petition Credit Agreement to which any Post-Petition Lender is a counterparty shall be secured by liens securing the DIP Facility on a pari passu basis.
Guaranties:	All Debtors (other than the Borrower) shall guarantee the DIP Facility and secure it with their property that is Collateral.
No Surcharge & Marshalling Waiver:
The DIP Facility shall provide that subject only to and effective upon entry of the Final Order with respect to the Pre-Petition Lenders’ pre-petition collateral and adequate protection collateral, and effective upon entry of the Interim Order with respect to the Post-Petition Lenders’ post-petition collateral, (i) no costs or expenses of administration shall be imposed against such collateral, as applicable, under Section 506(c) of the Bankruptcy Code or otherwise, and (ii) such collateral shall not be subject to the doctrine of marshalling or Section 552 of the Bankruptcy Code “equities of the case” arguments.

Carve Out:	The Financing Orders shall include a carve out (the “Carve Out”) substantially identical to Annex II attached hereto.

Budget:
On or before the Petition Date, the Debtors shall have furnished to the Post-Petition Agent a thirteen (13) week rolling operating budget and cash flow forecast, in form and substance acceptable to the Post-Petition Agent (the “Initial Budget”), together with such related information and/or materials as the Post-Petition Agent and the Majority Post-Petition Lenders may deem reasonably necessary or desirable in connection therewith.
No later than 12:00 p.m. Central time on Thursday starting with the fourth Thursday of the first full four calendar weeks following the Petition Date, and every four weeks thereafter (or on a more frequent basis if agreeable to the Borrower and the Post-Petition Agent), the Debtors shall propose an updated rolling budget (the “Proposed DIP Budget”) to the Post-Petition Agent. The Post-Petition Agent may approve such Proposed DIP Budget, which will then become the budget then in effect in the Post-Petition Agent’s discretion if approved by the Post-Petition Agent in writing (which approval may be provided by electronic mail communicated by Post-Petition Agent’s counsel to Debtors’ counsel) (the “DIP Budget”); provided, that if the Proposed DIP Budget is not approved by the Post-Petition Agent, the DIP Budget that was last approved by the Post-Petition Agent shall continue to be in effect.
No later than 12:00 p.m. Central time on Thursday starting with the Thursday after the first full two calendar weeks following the Petition Date, and every four weeks thereafter, the Debtors shall deliver to the Post-Petition Agent a 13 week cash flow forecast. For the avoidance of doubt, the 13 week cash flow forecast will not be deemed a Proposed DIP Budget and will not require approval from the Post-Petition Agent.
No later than 12:00 p.m. Central time on Thursday of each week starting with the Thursday after the first full four calendar weeks following the Petition Date, and on a weekly basis thereafter (each a “Report Date”), the Debtors shall deliver to the Post-Petition Agent a weekly variance report (the “Variance Report”). The Variance Report shall measure performance for all actual post-petition disbursements made (a) with respect to the first Report Date, during the period from and including the Petition Date through and including the Friday ending immediately prior to the first Report Date and (b) with respect to each Report Date thereafter, the prior four weeks ending on the Friday immediately preceding such Report Date (the periods described in the foregoing clause (a) or (b), as applicable, the “Test Period”) on a rolling basis against the amount budgeted therefor in the DIP Budget, shall include calculations showing any discrepancies between anticipated and actual receipts and, beginning on the First Testing Date (as defined below), shall include calculations that demonstrate that the Debtors are in compliance with the Permitted Variance (as defined below).

On each Report Date, beginning on the Thursday following the first four full calendar weeks following the Petition Date (the “First Testing Date”), the Debtors shall demonstrate in each such Variance Report (A) that the actual disbursements made (the “Tested Disbursements”) in the prior Test Period, excluding (i) any fluctuations in royalty payments, payments to working interest holders, or similar payments or ad valorem or other taxes due on account of production of oil and gas interests that are attributable to changes in commodity prices, (ii) adequate protection payments to the Pre-Petition Agent and the Pre-Petition Lenders, (iii) reimbursements to Oasis Midstream Partners LP and its subsidiaries for capital expenditures, (iv) professional fees, (v) settlement payments to hedge counterparties and (vi) payments in respect of the DIP Facility (items (i) through (vi), collectively “Excluded Items”), do not exceed the sum of the aggregate amount budgeted therefor in the DIP Budget for the applicable Test Period by more than fifteen percent (15%) of the budgeted amount for such Test Period (the “Permitted Variance”) on a cumulative basis for all disbursements made during such Test Period and (B) that the Debtors’ Liquidity (to be defined as unrestricted cash and cash equivalents of the Debtors’ plus unused commitments under the DIP Facility) is, (i) at any time the Interim Order is in effect, an amount not less than $15 million and (ii) at any time the Final Order is in effect, no less than $20 million. For the avoidance of doubt, Liquidity shall be tested daily, but reported weekly in the Variance Report. Certification of compliance shall be provided on such Report Date, concurrently with delivery of each Variance Report.

Each Variance Report shall include actual disbursements and actual receipts for such Test Period, broken out as line items (but, for the avoidance of doubt, such items shall not be tested, other than the Tested Disbursements tested on an aggregate basis as described above).

General Conditions Precedent:	Usual and customary for a facility of this type and otherwise generally consistent with the Documentation Principles, including:
1.The effectiveness of the Post-Petition Credit Agreement and availability of the DIP Facility will occur on the date (the “Closing Date”) that the following conditions are satisfied or waived:
(a) The entry of an order by the Bankruptcy Court approving a cash management system for the Debtors and other “first day” orders satisfactory to the Post-Petition Agent;
(b) Execution and delivery of satisfactory definitive documentation for the DIP Facility;
(c) Receipt of satisfactory Initial Budget approved by the Post-Petition Agent;

(d) Receipt of a model of projected monthly cash flow, cash balance and balance of debt for borrowed money of the Debtors similar in level of detail to previously delivered models, for the monthly periods commencing on the first day of the month immediately following the month of effectiveness of the DIP Facility through December 31, 2020, in form and substance acceptable to the Post-Petition Agent;

(e) Bankruptcy Court’s entry within three (3) business days of the Petition Date of an interim order approving the DIP Facility and use of cash collateral in a form and substance acceptable to the Post-Petition Agent (the “Interim Order”);

(f) Reimbursement of all reasonable and documented (in summary form) fees and expenses of the Pre-Petition Agent and Pre-Petition Lenders and Post-Petition Agent and Post-Petition Lenders to the extent invoiced at least one (1) business day prior thereto;

(g) Payment in full of unpaid reasonable and documented (in summary form) fees and expenses of Vinson & Elkins LLP and FTI Consulting to the extent invoiced at least one (1) business day prior thereto;

(h) Use commercially reasonable efforts to, with respect to all hedge contracts entered into prior to the Closing Date, either (i) liquidate such hedges or (ii) reset such hedges to current market terms in existence at the time of such reset in exchange for a lump-sum cash payment substantially similar to the payment that such Debtor would be entitled to receive in respect of a contemporaneous liquidation of such hedge (collectively, the “Specified Liquidations”), in each case, on terms mutually acceptable to the Borrower and the applicable hedge counterparty, and all proceeds of such Specified Liquidations shall have been applied to the prepayment of the loans under the Pre-Petition Credit Agreement;

(i) All representations and warranties of the Debtors in the Post-Petition Credit Agreement shall be true and correct in all material respects (unless such representations and warranties are already qualified by materiality, material adverse effect or a similar qualification in which case such representations and warranties shall be true and correct in all respects), and there shall be no default or Event of Default in existence at the time of, or immediately after giving effect to the making of, such initial funding;

(j) The Post-Petition Agent shall have received such documents and other instruments as are customary for transactions of this type or as it may request;

(k) The delivery of other customary closing deliverables (including, without limitation, delivery of secretary and officer certificates and notice of borrowing); and
(l) The sum of the outstanding principal amount of loans under the Pre-Petition Credit Agreement and the LC Exposure under the Pre-Petition Credit Agreement shall be no more than $500 million representations and warranties of the Debtors in the Post-Petition Credit Agreement shall be true and
2.As to all subsequent advances under the DIP Facility:

(a) All representations and warranties of the Debtors in the Post-Petition Credit Agreement shall be true and correct in all material respects (unless such representations and warranties are already qualified by materiality, material adverse effect or a similar qualification in which case such representations and warranties shall be true and correct in all respects); there shall be no default or Event of Default in existence at the time of, or after giving effect to the making of, such funding; the delivery of a borrowing request; no violation of any applicable governmental requirement shall occur as a result of such advance; and there shall be no event, development or circumstance that has resulted in or could be expected to result in a material adverse effect.

(b) With respect to amounts in excess of the Interim Limits or the Cap, the Bankruptcy Court’s entry within thirty (30) days of the Petition Date of a final order approving the DIP Facility and use of cash collateral, in form and substance acceptable to the Post-Petition Agent (the “Final Order”, and the Interim Order and Final Order collectively are referred to herein as the “Financing Orders”), which Final Order shall be in full force and effect and shall not have been stayed, reversed, vacated or otherwise modified; provided that the time period for entry of the Final Order shall automatically be extended to within forty (40) days of the Petition Date in the event the Debtors commence the Chapter 11 Cases on a “prepackaged” basis by commencing solicitation of a chapter 11 plan of reorganization prior to the Petition Date; and

(c) The making of the requested credit extension would not cause the Total Outstandings to exceed the lesser of (a) the DIP Loan Limit and (b) the amount then authorized by any Financing Order (including, without limitation, prior to the entry of the Final Order, the Interim Limits).

Representations & Warranties:	Customary representations and warranties for transactions of this type and otherwise generally consistent with the Documentation Principles.
Affirmative Covenants:
Affirmative covenants customary for transactions of this type and otherwise generally consistent with the Documentation Principles, including, without limitation, the following (subject to exceptions and qualifications to be agreed):

(a)Maintain its corporate existence and do all things necessary to keep rights to the conduct of its business;

(b) Notice of material events;
(c) Perform every act and discharge all of the obligations to be performed and discharged under the Post-Petition Credit Agreement;
(d) Maintain books and records;
(e) Comply with laws, environmental matters, ERISA, Commodity Exchange Act Keepwell Provisions;
(f) Comply with covenants with respect to the DevCo undertakings, marketing activities, further assurances, reserve reports, title information, additional collateral, additional guarantors, taxes and claims;
(g) Operate and maintain its properties and collateral (including the DevCo properties);

(h) Permit inspections;
(i) Maintain current financial records in accordance with GAAP;
(j) Comply with customary reporting requirements, including audited annual financial reports and quarterly consolidated financial reports; delivery of the items described under the heading “Budget” above; 30 days after the end of each month, delivery of a report of actual production volume for such month; on the last day of each month, delivery of a forecast of production volume for the next month;

(k) Maintain ownership of DevCo equity interests and ownership of certain general partnership interests;
(l) Support entry of a Final Order providing for a waiver of any claims to surcharge the Post-Petition Agent’s and Pre-Petition Agent’s collateral under section 506(c) of the Bankruptcy Code;

(m) Maintain insurance in amounts and on terms appropriate to the Debtors’ business and with financially sound and reputable insurers;
(n) Support entry of a Final Order providing for an acknowledgment of the right of the Post-Petition Agent and Pre-Petition Agent, as applicable, to credit bid at any sale of the Debtors’ assets that are subject to the liens of the Post-Petition Lenders or the Pre-Petition Lenders (whether 363 sale or otherwise); and
(o) Comply at all times with the Budget, subject to the Permitted Variance, as described above.

Negative Covenants:
Negative covenants customary for transactions of this type and otherwise generally consistent with the Documentation Principles, including, without limitation, covenants with respect to the following (subject to exceptions and qualifications to be agreed):

(a) Create or permit to exist any lien or encumbrance on any asset, except as permitted by the Post-Petition Credit Agreement or the Financing Orders;
(b) Incur or permit to exist any financing under section 364 of the Bankruptcy Code or any other indebtedness, except as permitted by the Post-Petition Credit Agreement;
(c) Create or permit to exist any superpriority administrative expense claim except as specifically permitted by the Post-Petition Agent or the Financing Orders, other than with respect to the DIP Facility or as contemplated by the restructuring support agreement;
(d) Make investments, loans and advances, except as permitted by the Post-Petition Credit Agreement;

(e) Permit the Liquidity as of the end of any business day to be less than (1) $15 million at any time following entry of the Interim Order but before entry of the Final Order; and (2) $20 million at any time following entry of the Final Order;
(f) Declare or pay dividends or make any distributions to equityholders or pay amounts with respect to subordinated indebtedness or any other prepetition indebtedness, except to the Pre-Petition Lenders and as specifically permitted by the Post-Petition Credit Agreement;

(g) Merge or consolidate with any other entity, make any fundamental changes in its corporate structure or otherwise change the nature of its business;
(h) Transfer or otherwise dispose of any assets other than hydrocarbons in the ordinary course of business and other exceptions to be agreed;
(i) Use cash collateral or the proceeds of the DIP Facility except in accordance with the Initial Budget or DIP Budget, as applicable, and subject to the Permitted Variance; or
(j) Fail to operate strictly in compliance with the Initial Budget or DIP Budget, as applicable, subject to the Permitted Variance, as described above.

Case Milestones:
The Financing Orders and the Post-Petition Credit Agreement shall provide that the Debtors will implement their Chapter 11 Case in accordance with the Milestones as reflected in Annex I attached hereto.

The Debtors may extend a Case Milestone only with the express written consent of the Post-Petition Agent (which consent may be provided by electronic mail communicated by Post-Petition Agent’s counsel to Debtors’ counsel) acting at the direction of the Majority Post-Petition Lenders.

Events of Default:	Events of default customary for transactions of this type, consistent with the Documentation Principles, including, without limitation (subject to exceptions and qualifications to be agreed):

(a) The failure of Debtors to obtain the Final Order from the Bankruptcy Court not later than 30 days after the Petition Date; provided that the foregoing time period shall automatically be extended to forty (40) days after the Petition Date in the event the Debtors commence the Chapter 11 Cases on a “prepackaged” basis by commencing solicitation of a chapter 11 plan of reorganization prior to the Petition Date provided further, however, that in no event shall the foregoing Case Milestone be later than immediately preceding the hearing on confirmation of the Plan;

(b) Nonpayment of principal, fees, interest or mandatory prepayments when due (with a 3 business day grace period for non-principal payments);
(c) The failure or breach of any warranty or representation of the Debtors;
(d) Violation of covenants (subject, in the case of certain affirmative covenants, to a 30-day grace period);
(e) Change of control;

(f) Entry of an order for the dismissal or conversion to Chapter 7 of the Debtors’ bankruptcy cases; the appointment of a bankruptcy trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) of the Bankruptcy Code) except with the express written consent of the Post-Petition Agent; the granting of any other superpriority administrative expense claim, except with the express written consent of the Post-Petition Agent; any Debtor shall attempt to vacate or modify the Interim Order, the Final Order or the cash collateral order over the objection of the Post-Petition Agent; or any Debtor shall institute any proceeding or investigation or support same by any other person who seeks to challenge the status and/or validity of the liens of the Pre-Petition Agent or the Post-Petition Agent (as security for the Pre-Petition Lenders and the Post-Petition Lenders, respectively);

(g) The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay to the holder or holders of any security interest or lien (other than in favor of Post-Petition Agent, Post-Petition Lenders, Pre-Petition Agent or Pre-Petition Lenders) to permit the pursuit of any judicial or non-judicial transfer or other remedy against any assets of any of the Debtors, in each case involving assets with an aggregate value in excess of $1 million;
(h) The Debtors shall fail to meet any established Case Milestones (after giving effect to any extension thereof as described under the section entitled “Case Milestones” above);
(i) Failure by any Debtor to comply in any respect with the Financing Orders;

(j) The filing or support by the Debtors of any plan of reorganization that (i) does not provide for termination of the unused commitments under the DIP Facility and indefeasible payment in full in cash of all of the Debtors’ obligations under the DIP Facility and (ii) is not otherwise acceptable to the Post-Petition Agent in its sole discretion;

(k) Bankruptcy Court approves or the Debtors request approval of any sale or other disposition of all or a portion of the Collateral securing the DIP Facility loans pursuant to section 363 of the Bankruptcy Code other than as permitted by the Financing Orders or a plan of reorganization approved by the Post-Petition Agent and the Majority Post-Petition Lenders, or the Post-Petition Credit Agreement;

(l) The termination of the restructuring support agreement or any agreement attached as an exhibit thereto, either in whole or in part, or any modification, amendment or supplement of the restructuring support agreement, including the exhibits thereto without the prior written consent of the Majority Post-Petition Lenders; and

(m) Any Debtor files, or supports a motion that has been filed, to reject the restructuring support agreement.
Upon the occurrence and continuation of any Event of Default, the Post-Petition Agent may, and at the direction of the Majority Post-Petition Lenders shall, subject in all respects to the Financing Orders, exercise rights and remedies in accordance with the Post-Petition Credit Agreement and security documents and applicable law.
Releases/ Covenant Not to Sue:	Subject to the challenge rights of third parties set forth in the Interim Order and Final Order, the Debtors shall provide each of the Pre-Petition Agent, the Pre-Petition Lenders, the Issuing Bank and the Secured Swap Parties, the Post-Petition Agent, the Post-Petition Issuing Bank, the Post-Petition Lenders and other customary parties a comprehensive release and covenant not to sue as to any and all claims and causes of action against any of them as of the date of such release, and the date of each advance made under the DIP Facility.

Expense Reimbursement/ Indemnification:
All reasonable and documented out-of-pocket expenses (in summary form) of the Post-Petition Agent associated with the preparation, execution, delivery and administration of the DIP Facility and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel), (b) all costs, expenses, Taxes, assessments and other charges incurred by the Post-Petition Agent or any Post-Petition Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by the Post-Petition Credit Agreement and any related documents, (c) all reasonable and documented out-of-pocket expenses (in summary form) incurred in connection with the issuance of any letter of credit, and (d) all out-of-pocket expenses incurred by the Post-Petition Agent or any Post-Petition Lender, including the reasonable and documented (in summary form) fees, charges and disbursements of any counsel for any Post-Petition Lender, in connection with the enforcement or protection of its rights in connection the Post-Petition Credit Agreement and any related documents.

The Post-Petition Agent and the Post-
Petition Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the transactions and the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent such losses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the indemnified person).

Assignments:
The Post-Petition Credit Agreement will contain assignment provisions customarily found in the loan agreements for similar debtor in possession financings and subject to the Documentation Principles; provided, that for the avoidance of doubt any assignment under the Post-Petition Credit Agreement shall (1) be subject to the Borrower’s consent (unless an Event of Default has occurred and is continuing or such assignment is made to a Post-Petition Lender or its affiliate); and (2) not be permitted to any Industry Competitor (as defined in the Pre-Petition Credit Agreement). All assignees of DIP Facility loans and letters of credit shall become bound to the terms of the restructuring support agreement (unless the restructuring support agreement is no longer in effect at such time).

Amendments:
Any provision of the Post-Petition Credit Agreement or the Financing Orders may be amended with the consent of the Borrower together with the vote of Post-Petition Lenders holding more than 50% of the overall commitments under the Post-Petition Credit Agreement or, in the case of a termination of such commitment, of the revolving loans outstanding thereunder (the “Majority Post-Petition Lenders”), except with respect to certain matters specified in the Post-Petition Credit Agreement requiring the vote of all Post-Petition Lenders or each affected Post-Petition Lender.

Governing Law:	New York law shall govern the Post-Petition Credit Agreement (provided that perfection of security interests in the Debtors’ real property or midstream assets will be governed by the law of the state in which such assets are located to the extent determined by the Post-Petition Agent to be necessary). Debtors and the Post-Petition Lenders shall agree that all disputes between the Debtors on the one hand and the Post-Petition Lenders on the other hand shall be heard by the Bankruptcy Court so long as the bankruptcy case is pending.
DIP to Exit Conversion:
On the date upon which the conditions precedent to the effectiveness of an “exit credit facility” (the “Exit Facility”) shall have been satisfied or waived as contemplated by the terms specified in the Exit Facility Term Sheet attached as Exhibit A (the “Exit Facility Term Sheet”) to that certain Exit Commitment Letter (the “Exit Facility Commitment Letter”) by and among the Borrower, Wells Fargo Securities, LLC, as Lead Arranger (as defined therein), and the Initial Lenders (as defined therein) (the following clauses (i) through (iv), collectively, the “DIP Debt Conversion”): (i) the aggregate principal amount of all DIP Facility loans that are outstanding as of such date and any Pre-Petition Secured Indebtedness that was not converted into the DIP Facility shall, in each case, be automatically converted on a dollar-for-dollar basis for “Loans” under and as defined in the Exit Facility, (ii) all outstanding Letters of Credit shall be deemed to be issued as “Letters of Credit” under and as defined in the Exit Facility, (iii) all outstanding hedges with a Post-Petition Lender or its affiliate shall be deemed to be secured by the liens securing the Exit Facility, and the Debtors shall receive credit therefor for purposes of satisfying the minimum hedging requirements set forth in the Exit Facility Term Sheet, and (iv) all outstanding treasury management arrangements with a Post-Petition Lender or its affiliate shall be deemed to be secured by the liens securing the Exit Facility. Upon payment in full (as defined in the Post-Petition Credit Agreement), the DIP Facility will terminate and be superseded and replaced in its entirety by the Exit Facility.

Annex I
Case Milestones
“Case Milestones” means the following milestones relating to the Chapter 11 Case:
1.The Petition Date shall occur no later than September 29, 2020;
2.No later than 3 business days after the Petition Date (or such later date as the Post-Petition Agent may agree in writing), the Bankruptcy Court shall have entered the Interim Order, in a form and substance satisfactory to the Post-Petition Agent;
3.No later than 30 days after the Petition Date (or such later date as the Post-Petition Agent may agree in writing), the Debtors shall have filed with the Bankruptcy Court the Plan and Disclosure Statement (each as defined in the restructuring support agreement), in each case, in a form and substance satisfactory to the Post-Petition Agent;
4.No later than 30 days after the Petition Date (or such later date as the Post-Petition Agent may agree in writing), the Debtors shall have filed with the Bankruptcy Court a motion to establish a bar date for filing proofs of claim; provided that the foregoing Case Milestone shall not apply in the event the Debtors commence the Chapter 11 Cases on a “prepackaged” basis by commencing solicitation of a chapter 11 plan of reorganization prior to the Petition Date;
5.No later than 30 days after the Petition Date (or such later date as the Post-Petition Agent may agree in writing), the Bankruptcy Court shall have entered the Final Order; provided that the foregoing Case Milestone shall automatically be extended to forty-five (45) days after the Petition Date in the event the Debtors commence the Chapter 11 Cases on a “prepackaged” basis by commencing solicitation of a chapter 11 plan of reorganization prior to the Petition Date; provided further, however, that in no event shall the foregoing Case Milestone be later than immediately preceding the hearing on confirmation of the Plan;
6.No later than 65 days after the Petition Date (or such later date as the Post-Petition Agent may agree in writing), the Bankruptcy Court shall have entered an order (the “Disclosure Statement Order”) (i) approving the adequacy of the Disclosure Statement, and (ii) approving the related solicitation procedures, in each case, in form and substance satisfactory to the Post-Petition Agent;
7.No later than 110 days after the Petition Date (or such later date as the Post-Petition Agent may agree in writing), the Bankruptcy Court shall have entered the Confirmation Order (as defined in the restructuring support agreement) in a form and substance satisfactory to the Post-Petition Agent; and
8.No later than December 20, 2020 (or such later date as the Post-Petition Agent may agree in writing), the plan of reorganization shall have become effective.

ANNEX II
Carve Out
1.Carve Out.
(a)Carve Out. Notwithstanding anything to the contrary in this Interim DIP Order, any DIP Documents, or any other order of the Court, all of the DIP Liens, the DIP Superpriority Claim, the Adequate Protection Liens, and the Adequate Protection Claim shall be subject only to the payment of the Carve Out as and only to the extent set forth in this Interim DIP Order. As used in this Interim DIP Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $100,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses, other than any restructuring, sale, success, or other transaction fee of any investment bankers or financial advisors of the Debtors or any committee1 (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and any official Committee appointed in the Chapter 11 Cases pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $2,750,000 incurred after the first business day following delivery by the DIP Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order,
1 Any fee due and payable to a Professional Person that is employed as an investment banker or financial advisor arising from the consummation of any transaction shall be payable only to the extent allowed by the Court and as and to the extent set forth in such Professional Person’s engagement letter, and solely from the proceeds received by the Debtors resulting from the consummation of such transaction, free and clear of the liens of the DIP Agent and the DIP Lenders.

or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent to the Debtors, their lead restructuring counsel, the U.S. Trustee, counsel to any Committee and counsel to the Ad Hoc Group of Consenting Noteholders, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.
(b)Fee Estimates. Not later than 7:00 p.m. New York time on the third business day of each week starting with the first full calendar week following the Closing Date (as defined in the DIP Credit Agreement), each Professional Person shall deliver to the Debtors a statement setting forth a good-faith estimate of the amount of fees and expenses (collectively, “Estimated Fees and Expenses”) incurred during the preceding week by such Professional Person (through Saturday of such week, the “Calculation Date”), along with a good-faith estimate of the cumulative total amount of unreimbursed fees and expenses incurred through the applicable Calculation Date and a statement of the amount of such fees and expenses that have been paid to date by the Debtors (each such statement, a “Weekly Statement”); provided, that within one business day of the occurrence of the Termination Declaration Date (as defined below), each Professional Person shall deliver to the Debtors one additional statement (the “Final Statement”) setting forth a good-faith estimate of the amount of fees and expenses incurred during the period commencing on the calendar day after the most recent Calculation Date for which a Weekly Statement has been or should have been delivered and concluding on the Termination Declaration Date (and the Debtors shall cause such Weekly Statement and Final Statement to be delivered on the same day received to the DIP Agent). If any Professional Person fails to deliver a Weekly Statement or the Final Statement within three calendar days after such Weekly Statement or Final Statement is due, such Professional Person’s entitlement (if any) to any funds in the Pre-Carve Out Trigger Notice Reserve (as defined below) with respect to the aggregate unpaid amount of Allowed Professional Fees of such Professional Person for the applicable period(s) for which such Professional Person failed to deliver a

Weekly Statement or Final Statement covering such period shall be limited to the aggregate unpaid amount of Allowed Professional Fees included in the Budget for such period for such Professional Person; provided, that such Professional Person shall be entitled to be paid any unpaid amount of Allowed Professional Fees in excess of Allowed Professional Fees included in the Budget for such period for such Professional Person from a reserve to be funded by the Debtors from all cash on hand as of such date and any available cash thereafter held by any Debtor pursuant to paragraph [●](c) below. Solely as it relates to the DIP Agent and the DIP Lenders, any deemed draw and borrowing pursuant to paragraph [●](c)(i)(x) for amounts under paragraph [●](a)(iii) above shall be limited to the greater of (x) the sum of (I) the aggregate unpaid amount of Estimated Fees and Expenses included in such Weekly Statements timely received by the Debtors prior to the Termination Declaration Date plus, without duplication, (II) the lesser of (1) the aggregate unpaid amount of Estimated Fees and Expenses included in the Final Statements timely received by the Debtors pertaining to the period through and including the Termination Declaration Date and (2) the Budgeted Cushion Amount (as defined below), and (y) the aggregate unpaid amount of Allowed Professional Fees included in the Budget for the period prior to the Termination Declaration Date (such amount, the “DIP Professional Fee Carve Out Cap”). For the avoidance of doubt, the DIP Agent shall be entitled to maintain at all times a reserve (the “Carve Out Reserve”) against availability under the DIP Facility in an amount (the “Carve-Out Reserve Amount”) equal to the sum of (i) the greater of (x) the aggregate unpaid amount of Estimated Fees and Expenses included in all Weekly Statements timely received by the Debtors, and (y) the aggregate amount of Allowed Professional Fees contemplated to be unpaid in the Budget at the applicable time, plus (ii) the Post-Carve Out Trigger Notice Cap, plus (iii) the amounts contemplated under paragraph [●](a)(i) and [●](a)(ii) above, plus (iv) an amount equal to the amount of Allowed Professional Fees set forth in the Budget for the then current week occurring after the most recent Calculation Date and the two weeks succeeding such current week (such amount set forth in (iv), regardless of whether such reserve is maintained, the “Budgeted Cushion Amount”). Not later than 7:00 p.m. New York time on the fourth business day of each week starting with the first full calendar week following the Closing Date, the Debtors shall deliver to the DIP Agent a report setting forth the Carve Out Reserve Amount as of such time, and, in setting the Carve-Out Reserve, the DIP Agent shall be entitled to rely upon such reports in accordance with section [●] of the DIP Credit Agreement. Prior to the delivery of the first report setting forth the Carve-Out Reserve Amount, the DIP Agent shall calculate the Carve-Out Reserve Amount by reference to the Budget for subsection (i) of the Carve-Out Reserve Amount.
(c)Carve Out Reserves.
(i)    On the day on which a Carve Out Trigger Notice is given by the DIP Agent to the Debtors and their lead restructuring counsel with copies to counsel to any Committee and counsel to the Ad Hoc Group of Consenting Noteholders (the “Termination Declaration Date”), the Carve Out Trigger Notice shall (x) be deemed a draw request and notice of borrowing by the Borrower for the Loans (as defined in the DIP Facility) under the DIP Facility, in an amount equal to the sum of (1) the amounts set forth in paragraphs [●](a)(i) and [●](a)(ii) above, and (2) the lesser of (a) the then unpaid amounts of the Allowed Professional Fees and (b) the DIP Professional Fee Carve Out Cap (any such amounts actually advanced shall constitute Loans) and (y) also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the sum of the amounts set forth in paragraphs [●](a)(i)–(iii) above. The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such then unpaid Allowed Professional Fees (the “PreCarve Out Trigger Notice Reserve”) prior to any and all other claims.
(ii)    On the Termination Declaration Date, the Carve Out Trigger Notice shall also (x) be deemed a request by the Debtors for Loans under the DIP Facility, in an amount equal to the Post-Carve Out Trigger Notice Cap (any such amounts actually advanced shall constitute Loans) and (y) constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap. The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims.
(iii)    On the first business day after the DIP Agent gives such notice to such DIP Lenders, notwithstanding anything in the DIP Credit Agreement to the contrary, including with respect to the existence of a Default or Event of Default (as such terms are defined in the DIP Credit Agreement), the failure of the Debtors to satisfy any or all of the conditions precedent for Loans under the DIP Facility, any termination of the DIP Commitments following an Event of Default, or the occurrence of the Maturity Date, each DIP Lender with an outstanding DIP Commitment (on a pro rata basis based on the then outstanding DIP Commitments) shall make available to the DIP Agent such DIP Lender’s pro rata share with respect to such borrowing in accordance with the DIP Facility; provided that in no event shall the DIP Agent or the DIP Lenders be required to extend Loans pursuant to a deemed draw and borrowing pursuant to paragraphs [●](c)(i)(x) and [●](c)(ii)(x) in an aggregate amount exceeding the Carve-Out Reserve Amount.
(iv)    All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the

DIP Secured Parties, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Parties in accordance with their rights and priorities as of the Petition Date. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Secured Parties, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Parties unless the Prepetition Claim has been indefeasibly paid in full, in cash.
(v)    Notwithstanding anything to the contrary in the DIP Documents, or this Interim DIP Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph 61, then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph 61, prior to making any payments to the DIP Agent or the Prepetition Secured Parties, as applicable. Notwithstanding anything to the contrary in the DIP Documents or this Interim DIP Order, following delivery of a Carve Out Trigger Notice, the DIP Agent and the Prepetition Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Agent for application in accordance with the DIP Documents. Further, notwithstanding anything to the contrary in this Interim DIP Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute DIP Loans or increase or reduce the DIP Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Initial Budget, Budget, Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors. For the avoidance of doubt and notwithstanding anything to the contrary in this Interim DIP Order, the DIP Documents, or the Prepetition Claim Documents, the Carve Out shall be senior to all liens and claims securing the DIP Facility, the Adequate Protection Liens, the Prepetition Claim, and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations or the Prepetition Claim.
(d)    Payment of Allowed Professional Fees Prior to the Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.
(e)    No Direct Obligation To Pay Allowed Professional Fees. None of the DIP Agent, the Prepetition Agent, the DIP Secured Parties, or the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code. Nothing in this Interim DIP Order or otherwise shall be construed to obligate the DIP Agent, the Prepetition Agent, the DIP Secured Parties, or the Prepetition Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.
(f)    Payment of Carve Out On or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis. Any funding of the Carve Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this Interim DIP Order, the DIP Documents, the Bankruptcy Code, and applicable law.
2.In no event shall the Carve Out, or the funding of any DIP Loans or use of DIP Collateral to satisfy the Carve Out, result in any reduction in the amount of any DIP Obligations, the security therefor, or the obligations of the Debtors to pay the same in accordance with the DIP Documents.
3.Other than the Carve Out, neither the DIP Agent nor the Prepetition Secured Parties consent to any carve out from the Collateral for the payment of any fees or expenses of any Professional Persons. The amounts payable on account of Allowed Professional Fees are subject to final approval and allowance by the Court, and to the extent the amounts funded in the Carve Out Reserves exceed the amount so allowed, any excess shall be used to pay the DIP Agent for the benefit of the DIP Secured Parties, unless the DIP Obligations have been indefeasibly paid in full in cash and all Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Parties, unless the Prepetition Claim has been indefeasibly paid in full in cash in accordance with paragraph [●](c) above. The Agent, for itself and for and on behalf of the Prepetition Secured Parties, expressly retains the right to object to any fees or expenses of any Professional Persons as to reasonableness or on any other grounds.
a.Notwithstanding anything to the contrary in this Interim DIP Order, neither the Carve Out, Cash Collateral, or any proceeds of any DIP Loans, letters of credit issued under the DIP Facility, or the Collateral shall be used to pay any Allowed Professional Fees (including, without limitation, expenses) in connection with any of the following (each a “Prohibited Purpose”): (a) objecting to, seeking subordination of, seeking to avoid, or contesting in any manner the validity, amount, extent, perfection, priority, or enforceability of, or asserting any defense, counterclaim or offset to, the DIP Motion or any of the relief requested therein, this Interim DIP Order, the DIP Facility, any DIP Obligations, the DIP Superpriority Claim, the Prepetition Claim, the Adequate Protection Claims, or any other claim of the Agent, the DIP Secured Parties, or the Prepetition Secured Parties or the perfected status or priority of any of the DIP Liens, the Prepetition Liens, the Adequate Protection Liens, or any other liens of the Agent, any DIP Secured Party, or any Prepetition Secured Party, or any other rights or interests of the Agent, the DIP Secured Parties, or the Prepetition Secured Parties; (b) asserting, investigating, prosecuting, or joining in any claim, demand, or cause of action against the Agent, any DIP Secured Party, or any Prepetition Secured Party, including, without limitation, for lender liability, breach of contract, or tort, or pursuant to Section 105, 506, 510, 544, 547, 548, 549, 550, 552 or 553 of the Bankruptcy Code, applicable non-bankruptcy law, or otherwise; (c) seeking to modify, or modifying, any of the rights granted under this Interim DIP Order to the Agent, any DIP Secured Party, or any Prepetition Secured Parties or under the DIP Documents or the Prepetition Claim Documents, as applicable; (d) other than as set forth in paragraph [●]2 below after the occurrence and during the continuance of an Event of Default, objecting to, contesting, delaying, preventing, hindering, or interfering in any way with (i) the Agent’s or any Prepetition Secured Party’s enforcement of realization upon any of the applicable Collateral, or (ii) the exercise of any rights and remedies by the Agent or the Prepetition Secured Parties with respect to any Collateral, (e) asserting or declaring any of the DIP Documents the Prepetition Claim Documents, or this Interim DIP Order to be invalid, not binding, or unenforceable in any respect, (f) using funds advanced under the DIP Facility or Cash Collateral except as specifically permitted in this Interim DIP Order and the Budget (after giving effect to the Permitted Variance), (g) selling any Collateral outside the ordinary course of business except as specifically authorized by this Interim DIP Order or by order of the Court, (h) incurring any indebtedness except as permitted by this Interim DIP Order and the DIP Documents, or (i) committing any other act or taking any other actions that are adverse to the Agent or any Prepetition Secured Party. Notwithstanding the foregoing, funds advanced under the DIP
2 To reference remedies paragraph in DIP order.

Facility or Cash Collateral deposited into the Carve Out Reserves for any Committee Professionals may be used to pay the fees earned and expenses incurred of counsel to any appointed creditors’ Committee in an amount not to exceed $25,000 to review the Prepetition Claim, the Prepetition Claim Documents, and the Prepetition Liens, and to assert any challenges to one or more of the Debtors’ stipulations or the releases set forth herein.

Exhibit B
COMMITMENTS

Name of Initial DIP Lender	Percentages
Wells Fargo Bank, N.A.	10.74847695%
JPMorgan Chase Bank, N.A.	9.95229346%
Royal Bank of Canada	9.95229346%
Citibank, N.A.	9.25925926%
Citizens Bank, N.A.	5.57328434%
ING Capital LLC	5.57328434%
Canadian Imperial Bank Of Commerce, New York Branch	5.45962673%
Capital One, National Association	5.18518519%
BBVA USA	5.18518519%
Fifth Third Bank, National Association	4.07407407%
Mizuho Bank, Ltd.	4.07407407%
Truist Bank, formerly Branch Banking & Trust	4.07407407%
Regions Bank	4.07407407%
BOKF, NA dba Bank of Texas	3.18518519%
Comerica Bank	3.18518519%
Credit Suisse AG, Cayman Islands Branch	3.18518519%
Goldman Sachs Bank USA	3.18518519%
Zions Bancorporation, N.A. dba Amegy Bank	2.59259259%
IBERIABANK, a division of First Horizon Bank	1.48148148%
TOTAL	100.00%

Exhibit B to DIP Commitment Letter – Oasis Petroleum North America LLC